Exhibit 99.2

1700 Lincoln Street, Suite 4700 Denver, CO 80203 4547 Phone: 303 837 1661 FAX: 303 861 4023

News Release

Company Contact: Brandon Day	September 1, 2020
Title: Investor Relations Manager	For immediate release
Phone: 303.390.4969
Email: Brandond@whiting.com

Whiting Petroleum Completes Reorganization

Approximate $3.0 Billion Reduction in Funded Debt; Trading of New Common Stock to Commence

on NYSE under Ticker “WLL” on September 2, 2020

DENVER, September 1, 2020 — Whiting Petroleum Corporation (NYSE: WLL) (“Whiting” or the “Company”) today announced that it has successfully completed its financial restructuring and emerged from Chapter 11 protection. Whiting officially concluded its reorganization after completing all required actions and satisfying the remaining conditions to its Plan of Reorganization (the “Plan”).

“We are excited to begin our new chapter at Whiting, with a focus on capital discipline and free cash flow generation to create long-term value for our shareholders,” said Lynn Peterson, Chief Executive Officer of Whiting. “On behalf of the Company and newly appointed Board of Directors, I would like to thank our employees for their patience and dedication during this process.”

New Capital Structure Summary

Whiting’s new capital structure includes a new $750 million reserve based revolving credit facility (“New RBL Facility”) maturing in April 2024. Whiting’s unsecured claims, including holders of Whiting’s senior unsecured notes, received their proportionate distribution of 97% of Whiting’s newly issued common stock (subject to dilution). A summary of Whiting’s new capital structure is presented below:

Unrestricted Cash

•	Approximately $13 million, net of near-term working capital payments

New RBL Facility

•	$750 million borrowing base

•	Approximately $425 million drawn at emergence

•	First borrowing base redetermination scheduled for April 1, 2021

•	Matures April 1, 2024

•	LIBOR + 275-375 bps rate with 100 bps floor

New Common Equity

•	Approximately 38.1 million shares of common stock outstanding, with 500 million shares authorized at emergence

•	Current Whiting shareholders to receive 1 share of reorganized Whiting’s new common stock for approximately every 75 shares previously owned

•	Approximately 3.1 million incremental shares reserved for potential future distribution to certain general unsecured claimants whose claim values are pending

Warrants

•	Approximately 4.8 million Series A Warrants exercisable for one share of common stock per Series A Warrant at an initial exercise price of $73.44, expiring on September 1, 2024

•	Approximately 2.4 million Series B Warrants exercisable for one share of common stock per Series B Warrant at an initial exercise price of $83.45, expiring on September 1, 2025

Pro Forma Capital Structure Details

In accordance with the Plan, approximately $2.4 billion in pre-petition senior unsecured notes have been equitized. Pro forma for the reduced RBL facility balance, the restructuring resulted in a reduction of approximately $3.0 billion of debt. Details of the Company’s pro forma capital structure and liquidity are outlined here below:

Pro Forma Capital Structure after Emergence	$ Millions
Debt at Principal Value	as of Mar 31, 2020	Restructuring	Pro Forma as of Sep 1, 2020
RBL Facility:
Old RBL Facility	$1,070	($1,070)	$—
New RBL Facility	—	425	425

Sub-Total RBL Facility	$1,070	($645)	$425
Senior Unsecured Notes:
1.250% Convertible Senior Notes due 2020	$187	($187)	$—
5.750% Senior Notes due 2021	774	(774)	—
6.250% Senior Notes due 2023	408	(408)	—
6.625% Senior Notes due 2026	1,000	(1,000)	—

Sub-Total Senior Unsecured Notes	$2,368	($2,368)	$—
Total Debt[1]	$3,438	($3,013)	$425
Liquidity
RBL Borrowing Base	$1,750 [2]	($1,000)	$750
(-) RBL Drawn	(1,070)	645	(425)
(-) L/Cs Outstanding	(2)	—	(2)
(+) Cash	566	(553)	13 [3]

Total Liquidity	$1,244	($909)	$336

[1]	Total debt figure excludes capital lease obligations and outstanding letters of credit.
[2]	RBL Borrowing Base of $2,050 million with aggregate commitments of $1,750 million.
[3]	Cash balance net of near-term working capital payments.

New Leadership and Board of Directors

As previously announced, Lynn Peterson has assumed the role of Chief Executive Officer effective today. Additionally, James Henderson has assumed the role of Chief Financial Officer effective today. Mr. Henderson succeeds Correne S. Loeffler, who has resigned to pursue other interests following the Company’s restructuring. Chip Rimer will continue to serve as Whiting’s Chief Operating Officer.

Mr. Henderson most recently served as Chief Financial Officer of SRC Energy, Inc. before its combination with PDC Energy, Inc. Prior to SRC Energy, Mr. Henderson was Chief Financial Officer of Kodiak Oil & Gas Corporation (“Kodiak”) before its combination with Whiting. Prior to Kodiak, he served as the Director of Finance for Aspect Holdings and the Director of Accounting Services at Anadarko Petroleum Corporation.

Pursuant to the Plan, Whiting has appointed a new Board of Directors effective today. The new Board of Directors consists of seven members including: Kevin McCarthy (Chairman), Lynn Peterson (CEO), Janet L. Carrig, Susan Cunningham, Paul Korus, Daniel Rice and Anne Taylor.

Listing on the NYSE

In connection with emergence from Chapter 11, all of the Company’s existing equity interests will be cancelled and will cease to exist, effective before the market opens on September 2, 2020. Shares of the Company’s new common stock will commence trading on the New York Stock Exchange under the ticker symbol “WLL,” on September 2, 2020.

Details of the restructuring, the securities issued pursuant to the Plan and the debt and other agreements entered into as part of the Plan will be provided in a Form 8-K which can be viewed on the Company’s website or the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov.

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Moelis & Company acted as financial advisor for the Company, Kirkland & Ellis acted as legal advisor, Alvarez & Marsal acted as restructuring advisor and Jeffrey S. Stein of Stein Advisors LLC acted as the Company’s Chief Restructuring Officer.

PJT Partners acted as financial advisor for the Ad Hoc Committee of Noteholders and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Porter Hedges LLP acted as legal advisors.

Court filings and other documents related to the restructuring are available on a separate website administered by the Company’s claims agent, Stretto, at cases.stretto.com/whitingpetroleum. For inquiries regarding the Company’s emergence, please call the hotline established by Stretto at (800) 330-2531 (toll-free domestic).

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that develops, produces, acquires and explores for crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain region of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and Niobrara play in northeast Colorado. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: the effects of the Chapter 11 petitions (the “Chapter 11 Cases”) on the Company’s liquidity or results of operation or business prospects; the effects of the Chapter 11 Cases on the Company’s business and the interests of various constituents; declines in, or extended periods of low oil, NGL or natural gas prices; the Company’s level of success in exploration, development and production activities; the Company’s ability to generate sufficient cash flows from operations to meet the internally funded portion of its capital expenditures budget; the Company’s ability to obtain external capital to finance exploration and development operations; the Company’s inability to access oil and gas markets due to market conditions or operational impediments, including any court rulings which may result in the inability to transport oil on the Dakota Access Pipeline; the impact of negative shifts in investor sentiment towards the oil and gas industry; impacts resulting from the allocation of resources among the Company’s strategic opportunities; the geographic concentration of the Company’s operations; impacts to financial statements as a result of impairment write-downs and other cash and noncash charges; federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; inaccuracies of the Company’s reserve estimates or assumptions underlying them; the timing of the Company’s exploration and development expenditures; risks relating to decreases in the Company’s credit rating; market availability of, and risks associated with, transport of oil and gas; the Company’s ability to successfully complete asset dispositions and the risks related thereto; the Company’s ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; weakened differentials impacting the price we receive for oil and natural gas; risks relating to any unforeseen liabilities of ours; the impacts of hedging on the Company’s results of operations; adverse weather conditions that may negatively impact development or production activities; uninsured or underinsured losses resulting from the Company’s oil and gas operations; lack of control over non-operated properties; failure of the Company’s properties to yield oil or gas in commercially viable quantities; the impact and costs of compliance with laws and regulations governing the Company’s oil and gas operations; the potential impact of changes in laws that could have a negative effect on the oil and gas industry; impacts of local regulations, climate change issues, negative public perception of the Company’s industry and corporate governance standards; the Company’s ability to replace its oil and natural gas reserves; negative impacts from litigation and legal proceedings; risks related to the Company’s level of indebtedness, the Company’s ability to comply with debt covenants, periodic redeterminations of the borrowing base under the Company’s credit agreement and the Company’s ability to generate sufficient cash flows from operations to service its indebtedness; unforeseen underperformance of or liabilities associated with acquired properties or other strategic partnerships or investments; competition in the oil and gas industry; any loss of the Company’s senior management or technical personnel; cybersecurity attacks or failures of the Company’s telecommunication and other information technology infrastructure; and other risks described under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the period ended December 31, 2019 and subsequent filings with the SEC. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.